Exhibit 10.1

RESTRICTED SHARE UNIT RESCISSION AGREEMENT

This Restricted Share Unit (“RSU”) Rescission Agreement (“Agreement”) is entered into by and between [director name] (the “Director”) and DCP Holding Company, an Ohio Corporation (the “Company”) as of the date executed by both parties, as evidenced below.

RECITALS

1.	Pursuant to the 2006 Dental Care Plus Management Equity Incentive Plan (the “Plan”), the Director was granted an RSU Award (as defined in the Plan) with a grant date of January 2, 2010, and vesting upon the Director’s attendance at a minimum of 75% of the regularly scheduled meetings of the Board of Directors in calendar year 2010 (the “2010 RSU Award”).

2.	The Compensation Committee of the Board of Directors of the Company has determined that all awards of RSUs to directors of the Company, including the Director, made as of January 2, 2010, shall be rescinded in full.

3.	The Director is willing to agree to the rescission in full of the 2010 RSU Award, and is entering into this Agreement to consent to the rescission of the 2010 RSU Award and to acknowledge that granting such consent is a free and voluntary act.

AGREEMENT

Now, therefore, the Company and Director hereby agree as follows:

The 2010 RSU Award granted to the Director is hereby rescinded and declared null, void and of no further effect, retroactively effective as of the grant date thereunder. The Director agrees to surrender the RSU Agreement evidencing the 2010 RSU Award to the Company and that the Director shall not be entitled to any RSUs or Class B Shares of the Company based upon the 2010 RSU Award, now or at any time hereafter. The Director also acknowledges that entering into this Agreement and surrendering the 2010 RSU Award is a free and voluntary act.

DCP Holding Company	Director:

By:	X

Title:	Printed Name:

Date:	Date: